UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.__)*

Applied Digital Corp
(Name of Issuer)

COMMON STOCK par value $0.0001 per share
(Title of Class of Securities)

038169207
(CUSIP Number)

06/17/2024
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No._ 038169207_____

(1)	Names of reporting persons
DANIEL ASHER

(2)	Check the appropriate box if a member of a group (see instructions)
(a) ☐
(b) ☐
N/A

(3)	SEC use only

(4)	Citizenship or place of organization
USA

Number of shares beneficially owned by each reporting person with:

(5) Sole voting power

(6) Shared voting power
5,839,945

(7) Sole dispositive power

(8) Shared dispositive power
5,839,945

(9)	Aggregate amount beneficially owned by each reporting person 5,839,945

(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions)
N/A

(11)	Percent of class represented by amount in Row (9)
4.758%

(12)	Type of reporting person (see instructions)
IN

CUSIP No._ 038169207_____

(1)	Names of reporting persons
BRAESIDE TRUST

(2)	Check the appropriate box if a member of a group (see instructions)
(a) ☐
(b) ☐
N/A

(3)	SEC use only

(4)	Citizenship or place of organization
USA

Number of shares beneficially owned by each reporting person with:

(5) Sole voting power

(6) Shared voting power
29,170

(7) Sole dispositive power

(8) Shared dispositive power
29,170

(9)	Aggregate amount beneficially owned by each reporting person 29,170

(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions)
N/A

(11)	Percent of class represented by amount in Row (9)

(12)	Type of reporting person (see instructions)
OO

CUSIP No._ 038169207_____

(1)	Names of reporting persons
DANIEL ASHER DESCENDANTS TRUST

(2)	Check the appropriate box if a member of a group (see instructions)
(a) ☐
(b) ☐
N/A

(3)	SEC use only

(4)	Citizenship or place of organization
USA

Number of shares beneficially owned by each reporting person with:

(5) Sole voting power

(6) Shared voting power
427,735

(7) Sole dispositive power

(8) Shared dispositive power
427,735

(9)	Aggregate amount beneficially owned by each reporting person 427,735

(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions)
N/A

(11)	Percent of class represented by amount in Row (9)

(12)	Type of reporting person (see instructions)
OO

CUSIP No._ 038169207_____

(1)	Names of reporting persons
DANIEL ASHER APLD ANNUITY TRUST

(2)	Check the appropriate box if a member of a group (see instructions)
(a) ☐
(b) ☐
N/A

(3)	SEC use only

(4)	Citizenship or place of organization
USA

Number of shares beneficially owned by each reporting person with:

(5) Sole voting power

(6) Shared voting power
5,383,040

(7) Sole dispositive power

(8) Shared dispositive power
5,383,040

(9)	Aggregate amount beneficially owned by each reporting person 5,383,040

(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions)
N/A

(11)	Percent of class represented by amount in Row (9)
4.386%

(12)	Type of reporting person (see instructions)
OO

CUSIP No._ 038169207_____

(1)	Names of reporting persons
SPHINX TRADING LP

(2)	Check the appropriate box if a member of a group (see instructions)
(a) ☐
(b) ☐
N/A

(3)	SEC use only

(4)	Citizenship or place of organization
USA

Number of shares beneficially owned by each reporting person with:

(5) Sole voting power

(6) Shared voting power
456,905

(7) Sole dispositive power

(8) Shared dispositive power
456,905

(9)	Aggregate amount beneficially owned by each reporting person 456,905

(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions)
N/A

(11)	Percent of class represented by amount in Row (9)
0.372%

(12)	Type of reporting person (see instructions)
LP

CUSIP No._ 038169207______

(1)	Names of reporting persons
DBA TRADING LLC

(2)	Check the appropriate box if a member of a group (see instructions)
(a) ☐
(b) ☐
N/A

(3)	SEC use only

(4)	Citizenship or place of organization
USA

Number of shares beneficially owned by each reporting person with:

(5) Sole voting power

(6) Shared voting power
5,383,040

(7) Sole dispositive power

(8) Shared dispositive power
5,383,040

(9)	Aggregate amount beneficially owned by each reporting person 5,383,040

(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions)
N/A

(11)	Percent of class represented by amount in Row (9)

(12)	Type of reporting person (see instructions)
OO

ITEM 1(A) NAME OF ISSUER: APPLIED DIGITAL CORPORATION

ITEM 1(B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

3811 Turtle Creek Blvd., Suite 2100

Dallas, TX 75219

ITEM 2 (A) NAME OF PERSON FILING: Daniel Asher, Braeside Trust, Daniel Asher Descendants Trust, Daniel Asher APLD Annuity Trust, Sphinx Trading, LP, DBA Trading, LLC.

ITEM 2 (B) ADDRESS OR PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

111 W Jackson Blvd., Suite 2220, Chicago, IL. 60604

ITEM 2 (C) CITIZENSHIP: USA

ITEM 2 (D) TITLE OF CLASS OF SECURITIES: COMMON STOCK

ITEM 2 (E) CUSIP NO.: 038169207

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO §§ 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8);

(e)	☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

ITEM 4. OWNERSHIP

(a) Amount beneficially owned: See Row 9 of cover page for each reporting person.

(b) Percent of class: See Row 11 of cover page for each reporting person

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: See Row 5 of cover page for each reporting Person.

(ii) Shared power to vote or to direct the vote: See Row 6 of cover page for each reporting Person.

(iii) Sole power to dispose or to direct the disposition of: See Row 7 of cover page for each reporting Person.

(iv) Shared power to dispose or to direct the disposition of: See Row 8 of cover page for each reporting Person.

Daniel Asher controls the General Partner (namely Oakmont Investment, Inc.) of Sphinx Trading LP, and may be deemed to control Sphinx Trading LP and share voting and dispositive power over the shares held by Sphinx Trading LP.

Daniel Asher is the beneficial owner of Braeside Trust, DBA Trading, LLC, the Daniel Asher APLD Annuity Trust and the Daniel Asher Descendants Trust. And is deemed to control and share voting and dispositive power over the shares held by them.

ITEM 5. OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following X

ITEM 6. OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER PERSON. N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON. N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP. N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP. N/A

ITEM 10. CERTIFICATIONS.

(c) The following certification shall be included if the statement is filed pursuant to § 240.13d-1(c):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

Materials to be filed as Exhibits.

Exhibit No.	Description
99.1	Joint Filing Agreement (incorporated by reference to the May 31, 2024 Schedule G filed with the SEC on behalf of the Reporting Persons.
99.2	Transactions of the Reporting Persons Effected Since the Late 13G FiIing.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 21, 2024

DANIEL ASHER

Signature.	/s/ Daniel Asher

Name/Title.	Daniel Asher

DANIEL ASHER DESCENDANTS TRUST

Signature.	/s/ Daniel Asher

Name/Title.	Fred Goldman, Trustee

DANIEL ASHER APLD ANNUITY TRUST

Signature.	/s/ Fred Goldman

Name/Title.	Fred Goldman, Trustee

BRAESIDE TRUST

Signature.	/s/ Fred Goldman

Name/Title.	Fred Goldman, Trustee

SPHINX TRADING, LP

Signature.	/s/ Fred Goldman

Name/Title.	Fred Goldman, CFO

DBA TRADING, LLC

Signature.	/s/ Fred Goldman

Name/Title.	Fred Goldman, Member